As filed with the Securities and Exchange Commission on January 14, 2010
Registration No. 333-151811

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)
Bermuda	98-0438382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Mintflower Place, 4th floor
Par-La-Ville Rd
Hamilton, HM 08, Bermuda
(441) 296-1431
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DANIEL PENN, ESQ.
c/o CME Development Corporation
52 Charles Street
London W1J 5EU
United Kingdom
011-44-20-7127 5834
011-44-20-127 5801 (Facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service):

Copies to:
ROBERT L. KOHL, ESQ.
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
(212) 940-6380
(212) 940-6557 (Facsimile)

Approximate Date of Commencement of Proposed Sale to the Public : From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

On June 20, 2008, Central European Media Enterprises Ltd. (the “Company”) filed a Registration Statement on Form S-3, Registration No. 333-151811 (the “Registration Statement”), with the Securities and Exchange Commission to register the resale by the selling shareholders named in the Registration Statement of shares of the Company’s Class A common stock issuable upon conversion of the Company’s $475,000,000 aggregate principal amount of 3.50% Senior Convertible Notes due 2013 (the “Securities”).  The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the Securities and terminate all offerings of Securities pursuant to the Registration Statement. The Company is seeking to do this because its obligations to keep the Registration Statement effective pursuant to the terms of the Registration Rights Agreement dated March 10, 2008 have expired.  The Company hereby terminates the effectiveness of the Registration Statement and deregisters all of the Securities registered which have not been sold to date pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and it has duly caused this Post- Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, The United Kingdom, on this 13th day of January 2010.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:	/s/ Adrian Sarbu
Adrian Sarbu
Director, President and Chief Executive Officer (Principal Executive Officer)

SIGNATURE	TITLE	DATE

*	Chairman of the Board of Directors	January 13, 2010
Ronald S. Lauder

*	Vice Chairman of the Board of Directors	January 13, 2010
Herbert A. Granath

/s/ Adrian Sarbu	Director, President and Chief Executive Officer (Principal Executive Officer)	January 13, 2010
Adrian Sarbu

/s/ Charles R. Frank, Jr.	Chief Financial Officer (Principal Financial Officer)	January 13, 2010
Charles R. Frank, Jr.

*	Director	January 13, 2010
Igor Kolomoisky

*	Director	January 13, 2010
Alfred W. Langer

*	Director	January 13, 2010
Bruce Maggin

/s/ David Sturgeon	Deputy Chief Financial Officer (Principal Accounting Officer)	January 13, 2010
David Sturgeon

*	Director	January 13, 2010
Eric Zinterhofer

*By         /s/ Meredith Steinhaus
Meredith Steinhaus
Attorney-in-Fact